EXHIBIT 23H

The Penn Street Fund, Inc.                           December 22, 2002
1288 Valley Forge Road, Suite 88
Valley Forge, PA  19482

Dear Sirs:

As general counsel to Citco-Quaker Fund Services, Inc., Administrator to The Penn Street Fund, Inc. (the "Company"), a corporation organized under the laws of the State of Maryland, I have been asked to render my opinion with respect to the issuance of an indefinite number of shares of beneficial interest of the Company (the "Shares") representing proportionate interests in the Berkshire Advisors Select Equity Portfolio (the "Fund"). The Shares of the Fund are a series of the Company consisting of one class of shares, all as more fully described in the Prospectus and Statement of Additional Information contained in the Registration Statement on Form N-1A, to which this opinion is an exhibit, to be filed with the Securities and Exchange Commission.

I have examined the Company's Articles of Incorporation, Articles Supplementary authorizing the creation of the Fund, the Prospectus and Statement of Additional Information contained in the Registration Statement, and such other documents, records and certificates as deemed necessary for the purposes of this opinion.

Based on the foregoing, I am of the opinion that the Shares, when issued, delivered and paid for in accordance with the terms of the Prospectus and Statement of Additional Information, will be legally issued, fully paid, and non-assessable by the Company.

Further, I give my permission to include this opinion as an exhibit to the Company's Registration Statement on Form N-1A.


Very Truly Yours,


/s/  David D. Jones, Esq.
David D. Jones, Esq.